Exhibit 99.1

INTERCREDITOR AGREEMENT
Dated as of May 9, 2014
Among
CAL DIVE INTERNATIONAL, INC.,
as Borrower,
Certain Subsidiaries of the Borrower party hereto,
BANK OF AMERICA, N.A.,
As First Lien Agent,
and
ABC FUNDING, LLC,
 as Second Lien Agent

Table of Contents
Section 1.	Definitions.	1
1.1	Defined Terms	1
1.2	Usages	10
Section 2.	Priorities.	12
2.1	Seniority of Liens Securing Obligations	12
2.2	Certain Cash Collateral	13
2.3	Reinstatement of First Lien Obligations	13
2.4	Reinstatement of Second Lien Obligations	13
2.5	First and Second Lien Collateral to be Identical	13
2.6	Pledged Collateral	14
2.7	Limitations on Duties and Obligations	16
2.8	Prohibition on Contesting Liens; No Marshaling	17
2.9	Confirmation of Subordination in Second Lien Collateral Documents	17
2.10	Release of Liens or Guaranties	18
2.11	Rights with Respect to Excess First Lien Obligations and Liens Securing Excess First Lien Obligations	19
2.12	Limited Payment Subordination	19
Section 3.	Modification of Obligations.	19
3.1	Permitted Modifications	19
3.2	Modifications Requiring Consent	19
3.3	Parallel Modifications to Second Lien Obligations	21
3.4	Notice of Modifications	21
Section 4.	Enforcement.	21
4.1	Who May Exercise Remedies	21
4.2	Manner of Exercise	23
4.3	Specific Performance	24
4.4	Notice of Exercise	24
Section 5.	Payments.	24
5.1	Application of Proceeds	24
5.2	Insurance	25
5.3	Payment Turnover	25
5.4	Refinancing After Discharge of First Lien Obligations	25
Section 6.	Purchase of First Lien Obligations by Second Lien Claimholders.	26
6.1	Purchase Right	26
6.2	Purchase Notice	27
6.3	Purchase Price	28
6.4	Purchase Closing	28
6.5	Obligations under Secured Hedge Agreements and Secured Cash Management Agreements	28
6.6	Actions After Purchase Closing	28
6.7	No Recourse or Warranties; Defaulting Creditors	29

Section 7.	Insolvency Proceedings.	30
7.1	Payments, Use of Cash Collateral and DIP Financing	30
7.2	Sale of Collateral	32
7.3	Relief from the Automatic Stay	32
7.4	Adequate Protection	32
7.5	First Lien Objections to Second Lien Actions	33
7.6	Avoidance; Reinstatement of Obligations	33
7.7	Reorganization Securities	34
7.8	Post-Petition Claims	34
7.9	Waivers	34
7.10	Separate Grants of Security and Separate Classification	34
7.11	Effectiveness in Insolvency Proceedings	35
Section 8.	Miscellaneous.	35
8.1	Conflicts	35
8.2	No waivers; Remedies Cumulative; Integration	35
8.3	Effectiveness; Severability; Termination	35
8.4	Modifications of this Agreement	35
8.5	Information Concerning Financial Condition of Borrower and its Subsidiaries	36
8.6	No Reliance	36
8.7	No Warranties; Independent Action	37
8.8	Subrogation	37
8.9	Applicable Law; Jurisdiction; Service	37
8.10	Waiver of Jury Trial	38
8.11	Notices	38
8.12	Further Assurances	39
8.13	Successors and Assigns	39
8.14	Authorization	39
8.15	No Third-Party Beneficiaries	39
8.16	No Indirect Actions	40
8.17	Counterparts	40
8.18	Original Grantors; Additional Grantors	40

INTERCREDITOR AGREEMENT
INTERCREDITOR AGREEMENT (this "Agreement") dated as of May 9, 2014, among BANK OF AMERICA, N.A., as collateral agent for the holders of the First Lien Obligations defined below (in such capacity, "First Lien Agent"), ABC FUNDING, LLC, a Delaware limited liability company, as collateral agent for the holders of the Second Lien Obligations defined below (in such capacity, "Second Lien Agent"), CAL DIVE INTERNATIONAL, INC. ("Borrower") and the Subsidiary Guarantors (as defined below).
RECITALS:
WHEREAS, Borrower, certain lenders and agents, and First Lien Agent have entered into that certain Credit Agreement, dated April 26, 2011 (as heretofore amended or otherwise modified and as the same may be further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the "First Lien Credit Agreement");
WHEREAS, Borrower, certain lenders and agents, and Second Lien Agent have entered into that certain Amended and Restated Credit Agreement, dated the date hereof (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the "Second Lien Credit Agreement");
WHEREAS, Borrower has agreed to cause certain current and future Subsidiaries of Borrower (the "Subsidiary Guarantors") to guarantee the Obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement;
WHEREAS, the Grantors (as defined below) may from time to time enter into Swap Contracts and Cash Management Agreements with one or more lenders under the First Lien Credit Agreement or their affiliates as counterparties, which may be included in the First Lien Obligations; and
WHEREAS, the Parties desire to set forth in this Agreement their rights and remedies with respect to the Collateral securing the First Lien Obligations and the Second Lien Obligations.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
Section 1.	Definitions.
1.1            Defined Terms.  Unless otherwise stated or the context otherwise clearly requires, the following terms have the following meanings:

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Agreement" is defined in the Preamble.

"Assignment Agreement" means an "Assignment and Assumption" as defined in the First Lien Credit Agreement.
"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereinafter in effect, or any successor statute.
"Bankruptcy Law" means the Bankruptcy Code and any similar federal, state, or foreign bankruptcy, insolvency, receivership, or similar law affecting creditors' rights generally.
"Borrower" is defined in the Preamble.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.
"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
"Collateral" means all of the property of any Grantor, whether real, personal, or mixed, that is (or is required to be) both First Lien Collateral and Second Lien Collateral, including any property subject to Liens granted pursuant to Section 7 to secure both First Lien Obligations and Second Lien Obligations.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Defaulting Creditor" is defined in Section 6.7(c).
"DIP Financing" means the obtaining of credit or incurring debt pursuant to section 364 of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law).
"Discharge of First Lien Obligations" means, except to the extent otherwise expressly provided in Section 6:
(a)
payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the First Lien Obligations,

(b)
payment in full in cash of all other First Lien Obligations that are then due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time),

(c)
termination or expiration of any commitments to extend credit that would be First Lien Obligations (other than pursuant to Secured Cash Management Agreements or Secured Hedge Agreements, in each case as to which satisfactory arrangements have been made with the applicable counterparty), and

(d)
termination, backstop or cash collateralization (in an amount and manner reasonably satisfactory to First Lien Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all Letters of Credit.

"Discharge of Second Lien Obligations" means:
(a)
payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Second Lien Obligations,

(b)
payment in full in cash of all other Second Lien Obligations that are then due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), and

(c)	termination or expiration of any commitments to extend credit that would be Second Lien Obligations.
"Disposition" has the meaning set forth in the First Lien Credit Agreement.
"Enforcement Action" means an action under applicable law to:
(a)
foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Loan Documents or the Second Lien Loan Documents (including by way of set-off, recoupment notification of a public or private sale or other disposition pursuant to the U.C.C. or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable),

(b)
solicit bids from third Persons to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral,

(c)	to receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby,
(d)
to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Loan Documents or Second Lien Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral),

(e)
effect the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under the First Lien Loan Documents or the Second Lien Loan Documents with the consent of First Lien Agent or Second Lien Agent, as applicable, or

(f)	the commencement of, or joinder in filing of a petition for commencement of, an Insolvency Proceeding against the owner of Collateral;
provided, however, for the avoidance of doubt, that the term "Enforcement Action" shall not include (i) the delivery of any notice of default, reservation of rights letter or any similar document to any Grantor or any other Person (including without limitation as a precondition to acceleration), (ii) subject to Section 3.2, accruing interest on the First Lien Obligations at a default rate in accordance with the First Lien Credit Agreement, or on the Second Lien Obligations at a default rate in accordance with the Second Lien Credit Agreement or (iii) bringing suit to enforce the terms of the Second Lien Loan Documents so long as such suit does not involve any exercise of rights or remedies with respect to the Collateral.
"Excess First Lien Obligations" means any First Lien Obligations that are in excess of the First Lien Cap.
"Excess Second Lien Obligations" means any Second Lien Obligations that are in excess of the Second Lien Cap.
"First Lien Agent" is defined in the Preamble.
"First Lien Cap" means the sum of:
(a)	with respect to principal amounts,
(1)
the aggregate principal amount of First Lien Obligations (including the undrawn amount of all letters of credit constituting First Lien Obligations ("Letters of Credit") but excluding First Lien Obligations under Secured Cash Management Agreements and Secured Hedge Agreements) up to, but not in excess of, $125,000,000, minus

(2)
(i) the amount of all prepayments and repayments applied to any term loans constituting First Lien Obligations made after the date hereof (but for the avoidance of doubt, excluding the repayment of the term loans made on the Eighth Amendment Effective Date (as defined in the First Lien Credit Agreement) with the proceeds of the Second Lien Obligations), and (ii) any commitment reductions under the First Lien Credit Agreement in accordance with the terms thereof, but excluding reductions resulting from a Refinancing;

(b)
amounts in respect of accrued, unpaid interest, fees, and premium (if any), in each case above accruing in respect of or attributable to, but only in respect of or attributable to, the aggregate principal amount of First Lien Obligations (including the undrawn amount of all Letters of Credit constituting First Lien Obligations and the aggregate original principal amount of any term loan that is a First Lien Obligation) at any one time not to exceed the amount referred to in clause (a) above;

(c)	indemnification obligations and all other amounts owing under the First Lien Credit Agreement and the other First Lien Loan Documents;
(d)	Obligations owing by Grantors to First Lien Claimholders under Secured Cash Management Agreements and Secured Hedge Agreements; and
(e)	either outside of or in an Insolvency Proceeding, 15% of the amount set forth in clause (a) (when in an Insolvency Proceeding, immediately prior to the commencement of such Insolvency Proceeding).
Any net increase in the aggregate principal amount of a loan or Letter of Credit (on a U.S. Dollar equivalent basis) after the loan is incurred or the Letter of Credit issued that is caused by a fluctuation in the exchange rate of the currency in which the loan or Letter of Credit is denominated will be ignored in determining whether the First Lien Cap has been exceeded.
"First Lien Claimholders" means First Lien Agent and the holders of First Lien Obligations.
"First Lien Collateral" means the assets of any Grantor, whether real, personal, or mixed, as to which a Lien is (or is purported to be) granted as security for a First Lien Obligation.
"First Lien Collateral Documents" means the "Security Documents" as defined in the First Lien Credit Agreement, and any other documents or instruments granting (or purporting to grant) a Lien on real or personal property to secure a First Lien Obligation or granting (or purporting to grant) rights or remedies with respect to such Liens.
"First Lien Credit Agreement" is defined in the Recitals.
"First Lien Lenders" means the "Lenders" under and as defined in the First Lien Credit Agreement.
"First Lien Loan Documents" means:
(a)	the First Lien Credit Agreement and the "Loan Documents" defined in the First Lien Credit Agreement,
(b)	each other agreement, document, or instrument providing for, evidencing, guaranteeing, or securing an Obligation under the First Lien Credit Agreement,

(c)
any other document or instrument executed or delivered at any time in connection with Borrower's Obligations under the First Lien Credit Agreement, including any guaranty of or grant of Collateral to secure such Obligations, and any intercreditor or joinder agreement to which holders of First Lien Obligations are parties, and

(d)
each other agreement, document, or instrument providing for, evidencing, guaranteeing, or securing any DIP Financing provided by or consented to in writing by the First Lien Lenders and deemed consented to by the Second Lien Lenders pursuant to Section 7.1 to the extent effective at the relevant time, provided that any such documents or instruments to which any First Lien Claimholder is a party in connection with a DIP Financing (other than a DIP Financing deemed consented to by Second Lien Lenders pursuant to Section 7.1) will not be deemed First Lien Loan Documents unless so designated in writing by First Lien Agent.

"First Lien Obligations" means all Obligations of the Grantors under (a) the First Lien Credit Agreement and the other First Lien Loan Documents, (b) any Secured Hedge Agreement, (c) any Secured Cash Management Agreement, and (d) any other agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing.  Notwithstanding any other provision hereof, the term "First Lien Obligations" will include accrued interest, fees, costs, expenses and other charges incurred under the First Lien Credit Agreement and the other First Lien Loan Documents, whether incurred before or after commencement of an Insolvency Proceeding, and whether or not allowable in an Insolvency Proceeding.
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Grantor" means Borrower, each Subsidiary Guarantor, and each other Person that executes and delivers a First Lien Collateral Document or a Second Lien Collateral Document as a "grantor" or "pledgor" (or the equivalent).
"Indebtedness" has the meaning set forth in the First Lien Credit Agreement.
"Insolvency Proceeding" means:
(a)	a voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor,
(b)
any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, or other similar case or proceeding with respect to a Grantor or a material portion of its property,

(c)	a liquidation, dissolution, reorganization, or winding up of a Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or
(d)	an assignment for the benefit of creditors or other marshaling of assets and liabilities of a Grantor.
"Letters of Credit" is defined in the definition of "First Lien Cap".
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, production payment, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Modify", as applied to any document or obligation, includes:
(a)	modification by amendment, supplement, termination, or replacement of the document or obligation,
(b)	any waiver of a provision (including waivers by course of conduct), and
(c)	the settlement or release of any claim, whether oral or written, and regardless of whether the modification is in conformity with the provisions of the document or obligation governing modifications.
"New Agent" has the meaning set forth in Section 5.4.
"Obligations" means all obligations of every nature of a Person owed to any obligee under an agreement, whether for principal, interest, or payments for early termination, fees, expenses, indemnification, or otherwise, and all guaranties of any of the foregoing, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
"Party" means a party to this Agreement.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Pledged Collateral" is defined in Section 2.6(a).
"Post-Petition Claims" means interest, fees, costs, expenses, and other charges that pursuant to the First Lien Credit Agreement or the Second Lien Credit Agreement continue to accrue after the commencement of an Insolvency Proceeding.

"Proceeds" means
(a)	all "proceeds," as defined in Article 9 of the U.C.C., of the Collateral, and
(b)
whatever is recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including any additional or replacement Collateral provided during any Insolvency Proceeding and any payment or property received in an Insolvency Proceeding on account of any "secured claim" (within the meaning of section 506(b) of the Bankruptcy Code or similar Bankruptcy Law).

"Purchase Date" has the meaning set forth in Section 6.2(a)(5).
"Purchase Event" has the meaning set forth in Section 6.1(c).
 "Purchase Notice" has the meaning set forth in Section  6.2(a).
"Purchase Obligations" has the meaning set forth in Section  6.1.
"Purchase Price" has the meaning set forth in Section  6.3.
"Purchasing Creditors" has the meaning set forth in Section  6.2(a).
"Recovery" has the meaning set forth in Section  7.6.
"Refinance" means, for any Indebtedness, to refinance, replace, refund, or repay, or to issue other Indebtedness in exchange or replacement for such Indebtedness in whole or in part, whether with the same or different lenders, agents, or arrangers.  "Refinanced" and "Refinancing" have correlative meanings.
"Second Lien Agent" has the meaning set forth in the Recitals.
"Second Lien Cap" means the sum of:
(a)	with respect to principal amounts,
(1)	the aggregate principal amount of Second Lien Obligations up to, but not in excess of, $100,000,000, minus
(2)	the aggregate amount of principal payments on the loans under the Second Lien Credit Agreement excluding reductions resulting from a Refinancing;
(b)
amounts in respect of accrued, unpaid interest, fees, and premium (if any), in each case above accruing in respect of or attributable to, but only in respect of or attributable to, the aggregate principal amount of Second Lien Obligations at any one time not to exceed the amount referred to in clause (a) above;

(c)	indemnification obligations and all other amounts owing under the Second Lien Credit Agreement and the other Second Lien Loan Documents; and

(d)	either outside of or in an Insolvency Proceeding, 20% of the amount set forth in clause (a)(1) (when in an Insolvency Proceeding, immediately prior to the commencement of such Insolvency Proceeding).
Any net increase in the aggregate principal amount of a loan (on a U.S. Dollar equivalent basis) after the loan is incurred that is caused by a fluctuation in the exchange rate of the currency in which the loan is denominated will be ignored in determining whether the Second Lien Cap has been exceeded.
"Second Lien Claimholders" means Second Lien Agent and the holders of Second Lien Obligations.
"Second Lien Collateral" means the assets of any Grantor, whether real, personal, or mixed, as to which a Lien is (or is purported to be) granted as security for a Second Lien Obligation.
"Second Lien Collateral Documents" means the "Security Documents" as defined in the Second Lien Credit Agreement, and any other documents or instruments granting (or purporting to grant) a Lien on real or personal property to secure a Second Lien Obligation or granting (or purporting to grant) rights or remedies with respect to such Liens.
"Second Lien Credit Agreement" has the meaning set forth in the Recitals.
"Second Lien Lenders" means the "Lenders" under and as defined in the Second Lien Loan Documents.
"Second Lien Loan Documents" means:
(a)	the Second Lien Credit Agreement and the "Loan Documents" defined in the Second Lien Credit Agreement,
(b)	each other agreement, document, or instrument providing for, evidencing, guaranteeing, or securing an Obligation under the Second Lien Credit Agreement, and
(c)
any other document or instrument executed or delivered at any time in connection with Borrower's Obligations under the Second Lien Credit Agreement, including any guaranty of or grant of Collateral to secure such Obligations, and any intercreditor or joinder agreement to which holders of Second Lien Obligations are parties, to the extent effective at the relevant time.

"Second Lien Obligations" means all Obligations of the Grantors under (a) the Second Lien Credit Agreement and the other Second Lien Loan Documents, (b) the guaranties by the Subsidiary Guarantors of Borrower's Obligations under the Second Lien Loan Documents, and (c) any agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing.  Notwithstanding any other provision hereof, the term "Second Lien Obligations" will include accrued interest, fees, costs, expenses and other charges incurred under the Second Lien Credit Agreement and the other Second Lien Loan Documents, whether incurred before or after commencement of an Insolvency Proceeding, and whether or not allowable in an Insolvency Proceeding.

"Second Lien Post-Petition Payments" has the meaning set forth in Section 7.4(b)(4).
"Secured Cash Management Agreement" means any Cash Management Agreement that is secured by the First Lien Loan Documents.
"Secured Hedge Agreement" means any Swap Contract that is secured by the First Lien Loan Documents.
"Standstill Period" has the meaning set forth in Section 4.1(b)(1).
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or, other than solely as a result of a contract under which such Person or one or more Persons that otherwise would constitute a Subsidiary of such Person provides management, operation or similar services but does not control the policies of such Person (including the appointment of such management), the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Borrower.
"Subsidiary Guarantors" has the meaning set forth in the Recitals.
"Swap Contract" means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"U.C.C." means the Uniform Commercial Code (or any similar legislation) as in effect in any applicable jurisdiction.
1.2            Usages.  Unless otherwise stated or the context clearly requires otherwise:

(a)
Agents.  References to First Lien Agent or Second Lien Agent will refer to First Lien Agent or Second Lien Agent acting on behalf of itself and on behalf of all of the other First Lien Claimholders or Second Lien Claimholders, respectively.  Actions taken by First Lien Agent or Second Lien Agent pursuant to this Agreement are meant to be taken on behalf of itself and the other First Lien Claimholders or Second Lien Claimholders, respectively.

(b)	Singular and plural. Definitions of terms apply equally to the singular and plural forms.
(c)	Masculine and feminine. Pronouns will include the corresponding masculine, feminine, and neuter forms.
(d)	Will and shall. "Will" and "shall" have the same meaning.
(e)
Time periods.  In computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until," and "ending on" (and the like) mean "to but excluding."

(f)	When action may be taken. Any action permitted under this Agreement may be taken at any time and from time to time.
(g)	Time of day. All indications of time of day mean New York City time.
(h)	Including. "Including" means "including, but not limited to."
(i)	Or. "A or B" means "A or B or both."
(j)
Statutes and regulations.  References to a statute refer to the statute and all regulations promulgated under or implementing the statute as in effect at the relevant time.  References to a specific provision of a statute or regulation include successor provisions.  References to a section of the Bankruptcy Code also refer to any similar provision of Bankruptcy Law.

(k)
Agreements.  References to an agreement (including this Agreement) refer to the agreement as amended at the relevant time, but only to the extent that such amendment is permitted by the terms of this Agreement.

(l)
Governmental agencies and self-regulatory organizations.  References to a governmental or quasi-governmental agency or authority or a self-regulatory organization include any successor agency, authority, or self-regulatory organization.

(m)
Section references.  Section references refer to sections of this Agreement.  References to numbered sections refer to all included sections.  For example, a reference to Section 7 also refers to Section 7.1, Section 7.1(a), etc.  References to a section or article in an agreement, statute, or regulation include successor and renumbered sections and articles of that or any successor agreement, statute, or regulation.

(n)	Successors and assigns. References to a Person include the Person's permitted successors and assigns.
(o)	Herein, etc. "Herein," "hereof," "hereunder," and words of similar import refer to this Agreement in its entirety and not to any particular provision.
(p)
Assets and property.  "Asset" and "property" have the same meaning and refer to both real and personal, tangible and intangible assets and property, including cash, securities, accounts, and general intangibles.

Section 2.	Priorities.
2.1            Seniority of Liens Securing Obligations.

(a)
A Lien on Collateral securing any First Lien Obligations up to but not in excess of the First Lien Cap will at all times be senior and prior in all respects to a Lien on such Collateral securing any Second Lien Obligation, and a Lien on Collateral securing any Second Lien Obligation will at all times be junior and subordinate in all respects to a Lien on such Collateral securing any First Lien Obligation up to but not in excess of the First Lien Cap.

(b)
All Liens securing Second Lien Obligations up to but not exceeding the Second Lien Cap will be senior in all respects and prior to any Lien on the Collateral securing any Excess First Lien Obligations (but only with respect to such excess amounts), and all Liens securing any Excess First Lien Obligations will be junior and subordinate in all respects to any Lien securing a Second Lien Obligation up to but not exceeding the Second Lien Cap.  All Liens securing Excess First Lien Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Excess Second Lien Obligations and all Liens securing any Excess Second Lien Obligations will be junior and subordinate in all respects and prior to any Lien securing Excess First Lien Obligations.

(c)
Except as otherwise expressly provided herein, the priority of the Liens securing First Lien Obligations and the Second Lien Obligations and the rights and obligations of the Parties will remain in full force and effect irrespective of:

(1)	how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise),
(2)	the time, manner, or order of the grant, attachment, or perfection of a Lien,
(3)	any conflicting provision of the U.C.C. or other applicable law,

(4)	any defect in, or non-perfection, setting aside, or avoidance of, a Lien or a First Lien Loan Document or a Second Lien Loan Document,
(5)	the modification of any First Lien Obligation or Second Lien Obligation,
(6)	the modification of any First Lien Loan Document or Second Lien Loan Document,
(7)
the subordination of a Lien on Collateral securing a First Lien Obligation to a Lien securing another obligation of a Grantor or other Person that is permitted under the First Lien Loan Documents as in effect on the date hereof or secures a DIP Financing deemed consented to by the Second Lien Claimholders pursuant to Section 7.1,

(8)	the exchange of a security interest in any Collateral for a security interest in other Collateral,
(9)	the commencement of an Insolvency Proceeding, or
(10)
any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Grantor in respect of a First Lien Obligation or a Second Lien Obligation or holder of such Obligation.

2.2            Certain Cash Collateral.  Notwithstanding anything in this Agreement or any other First Lien Loan Document or Second Lien Loan Document to the contrary, collateral consisting of cash and cash equivalents pledged to secure First Lien Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Agent pursuant to Section 2.16 of the First Lien Credit Agreement as in effect on the date hereof (or any equivalent successor provision) shall be applied to the satisfaction of the specific First Lien Obligations in respect of Letters of Credit and other obligations for which the cash collateral was so provided, prior to any other application of such property as may be provided for herein.

2.3            Reinstatement of First Lien Obligations.  To the extent that any payment with respect to the First Lien Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

2.4            Reinstatement of Second Lien Obligations.  To the extent that any payment with respect to the Second Lien Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

2.5            First and Second Lien Collateral to be Identical.

(a)	The Parties intend that the First Lien Collateral and the Second Lien Collateral be identical. Accordingly, subject to the other provisions of this Agreement, the Parties will cooperate:
(1)
to determine the specific items included in the First Lien Collateral and the Second Lien Collateral, the steps taken to perfect the Liens thereon, and the identity of the Persons obligated in respect of the First Lien Obligations or Second Lien Obligations, and

(2)
to make the forms, documents, and agreements creating or evidencing the Second Lien Obligations and the Second Lien Collateral and the guaranties of the Second Lien Obligations substantially the same as the documents evidencing the First Lien Obligations and the First Lien Collateral and the guaranties of the First Lien Obligations, other than with respect to the first and second lien nature of the Liens securing such Obligations.

(b)	Until the Discharge of First Lien Obligations, and whether or not an Insolvency Proceeding has commenced, Borrower will not grant, and will cause each Subsidiary not to grant, a Lien on any property:
(1)
in favor of a First Lien Claimholder to secure the First Lien Obligations unless Borrower, or such other Person grants (or offers to grant with a reasonable opportunity for such Lien to be accepted) Second Lien Agent a junior Lien on such property to secure the Second Lien Obligations (however, the refusal of Second Lien Agent to accept such Lien will not prevent the First Lien Claimholder from taking such Lien), and

(2)
in favor of a Second Lien Claimholder to secure the Second Lien Obligations unless Borrower, or such other Person grants (or offers to grant with a reasonable opportunity for such Lien to be accepted) First Lien Agent a senior Lien on such property to secure the First Lien Obligations (however, the refusal of First Lien Agent to accept such Lien will not prevent the Second Lien Claimholder from taking such Lien).

(c)
Subject to Section 2.1, if a Second Lien Claimholder hereafter acquires a Lien on property to secure a Second Lien Obligation where the property is not also subject to a Lien securing the First Lien Obligations, then such Second Lien Claimholder will give First Lien Agent prompt written notice of such Lien after acquiring such Lien.  If First Lien Agent also obtains a Lien on such property or if such Second Lien Claimholder fails to provide such timely notice to First Lien Agent, then such property will be deemed to be Collateral for all purposes hereunder.

(d)
Subject to Section 2.1, if a First Lien Claimholder hereafter acquires a Lien on property to secure a First Lien Obligation where the property is not also subject to a Lien securing the Second Lien Obligations, then such First Lien Claimholder will give Second Lien Agent prompt written notice of such Lien after acquiring such Lien.  If Second Lien Agent also obtains a Lien on such property or if such First Lien Claimholder fails to provide such timely notice to Second Lien Agent, then such property will be deemed to be Collateral for all purposes hereunder.

2.6            Pledged Collateral.

(a)
If First Lien Agent has any Collateral in its possession or control (such Collateral being the "Pledged Collateral"), then, subject to Section 2.1 and this Section 2.6, First Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of Second Lien Agent as secured party, so as to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the U.C.C.  In this Section 2.6, "control" has the meaning given that term in Sections 8-106 and 9-3 14 of the U.C.C.

(b)
First Lien Agent will have no obligation to any First Lien Claimholder or Second Lien Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.6.  The duties or responsibilities of First Lien Agent under this Section 2.6 will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 2.6 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in subsection (d) below.

(c)
Second Lien Agent hereby waives and releases First Lien Agent from all claims and liabilities arising out of First Lien Agent's role under this Section 2.6 as bailee and/or agent with respect to the Pledged Collateral, except to the extent arising from First Lien Agent's gross negligence, bad faith or willful misconduct.

(d)
Upon the Discharge of First Lien Obligations, First Lien Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty):

(1)	first, to Second Lien Agent if any Second Lien Obligations remain outstanding, and
(2)	second, to Borrower,
and will take any other action reasonably requested by Second Lien Agent (at the expense of Borrower or, upon default by Borrower in payment or reimbursement thereof, Second Lien Agent) in connection with Second Lien Agent obtaining a first-priority interest in the Pledged Collateral.
(e)
If Second Lien Agent has any Pledged Collateral in its possession or control, then, subject to Section 2.1 and this Section 2.6, Second Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of First Lien Agent as secured party, so as to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the U.C.C.

(f)
Second Lien Agent will have no obligation to any First Lien Claimholder or Second Lien Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.6.  The duties or responsibilities of Second Lien Agent under this Section 2.6 will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 2.6 and delivering the Pledged Collateral upon a Discharge of Second Lien Obligations as provided in subsection (h) below.

(g)
First Lien Agent hereby waives and releases Second Lien Agent from all claims and liabilities arising out of Second Lien Agent's role under this Section 2.6 as bailee and/or agent for perfection with respect to the Pledged Collateral, except to the extent arising from Second Lien Agent's gross negligence, bad faith or willful misconduct.

(h)
Upon the Discharge of Second Lien Obligations, Second Lien Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty),

(1)	first, to First Lien Agent if any First Lien Obligations remain outstanding, and
(2)	second, to Borrower,
and will take any other action reasonably requested by First Lien Agent (at the expense of the Borrower or, upon default by the Borrower in payment or reimbursement thereof, First Lien Agent) in connection with First Lien Agent obtaining a first-priority interest in the Pledged Collateral.
2.7            Limitations on Duties and Obligations.

(a)
First Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the First Lien Collateral, and except for First Lien Agent's obligations under Section 2.6, Second Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the Second Lien Collateral.

(b)
This Agreement is intended solely to govern the respective Lien priorities as between First Lien Claimholders and Second Lien Claimholders and does not impose on First Lien Agent or Second Lien Agent any obligations in respect of the disposition of Proceeds of foreclosure on any Collateral that would conflict with a prior perfected claim in favor of another Person, an order or decree of a court or other Governmental Authority, or applicable law.

(c)
Notwithstanding any other provision of this Agreement, First Lien Agent will only be required to verify the payment of, or other satisfactory arrangements with respect to, First Lien Obligations arising under Secured Cash Management Agreements or Secured Hedge Agreements if First Lien Agent receives notice of such Obligations, together with any supporting documentation First Lien Agent requests, from the applicable Person.

(d)
Except for obligations expressly provided for herein, First Lien Claimholders will have no liability to any Second Lien Claimholder for any action by a First Lien Claimholder with respect to any First Lien Obligations or Collateral, including:

(1)	the maintenance, preservation, or collection of First Lien Obligations or any Collateral, or
(2)	the foreclosure upon, or the sale, liquidation, maintenance, preservation, or other disposition of, any Collateral.
(e)
First Lien Agent will not have by reason of this Agreement or any other document a fiduciary relationship with any First Lien Claimholder or Second Lien Claimholder.  The parties recognize that the interests of First Lien Agent and Second Lien Agent may differ, and First Lien Agent may act in its own interest without taking into account the interests of any Second Lien Claimholder.

2.8            Prohibition on Contesting Liens; No Marshaling.

(a)
First Lien Agent will not contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, or priority of any Lien securing a Second Lien Obligation, but nothing in this Section 2.8 will impair the rights of any First Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the First Lien Obligations or the provisions for exercise of remedies.

(b)
Second Lien Agent will not contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, or priority of any Lien securing a First Lien Obligation, but nothing in this Section 2.8 will impair the rights of any Second Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the Second Lien Obligations or the provisions for exercise of remedies.

(c)
Until the Discharge of First Lien Obligations up to the First Lien Cap, Second Lien Agent will not assert any marshaling, appraisal, valuation, or other similar right that may otherwise be available to a junior secured creditor.

2.9            Confirmation of Subordination in Second Lien Collateral Documents.  Borrower will cause each Second Lien Collateral Document to include the following language (or language to similar effect reasonably approved by First Lien Agent) and any other language First Lien Agent reasonably requests to reflect the subordination of the Liens securing the Second Lien Obligations:

"Notwithstanding anything herein to the contrary, the liens and security interests granted to [Second Lien Agent] pursuant to this [Agreement] and the exercise of any right or remedy by [Second Lien Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated May 9, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the "Intercreditor Agreement"), among Bank of America, N.A., as First Lien Agent, ABC Funding, LLC, as Second Lien Agent, and the Grantors (as defined therein) from time to time party thereto and other persons party or that may become party thereto from time to time.  If there is a conflict between the terms of the Intercreditor Agreement and this [Agreement], the terms of the Intercreditor Agreement will control."

2.10            Release of Liens or Guaranties.

(a)	If First Lien Agent releases a Lien on Collateral, or releases a Grantor from its Obligations under its guaranty of the First Lien Obligations, in connection with:
(1)	a Disposition of such Collateral in connection with an Enforcement Action, or
(2)	a Disposition of such Collateral under the First Lien Loan Documents other than pursuant to an Enforcement Action (whether or not there is an event of default under the First Lien Loan Documents), then any Lien of Second Lien Agent on such Collateral, and the Obligations of the Grantor under such guaranty of the Second Lien Obligations, will be, except as otherwise provided below, automatically and simultaneously released to the same extent, and Second Lien Agent will promptly execute and deliver to First Lien Agent or the applicable Grantor such termination statements, releases, and other documents as First Lien Agent or such Grantor reasonably requests to effectively confirm the release, provided that such release will not occur without the consent of Second Lien Agent:
(A)
for an Enforcement Action, as to any Collateral the net Proceeds of the disposition of which will not be applied to repay (and to reduce permanently commitments with respect to) the First Lien Obligations, or

(B)	for a Disposition other than pursuant to an Enforcement Action, if the Disposition is prohibited by a provision of the Second Lien Credit Agreement as in effect on the date hereof.
(b)
Second Lien Agent hereby appoints First Lien Agent and any officer or agent of First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of Second Lien Agent or in First Lien Agent's own name, in First Lien Agent's discretion to take any action and to execute any and all documents and instruments that may be reasonable and appropriate for the limited purpose of carrying out the terms of this Section 2.10, including any endorsements or other instruments of transfer or release.  This appointment is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations or such time as this Agreement is terminated in accordance with its terms.

(c)
Until the Discharge of First Lien Obligations, to the extent that First Lien Agent obtains a new Lien or additional guaranty from a Grantor securing or supporting the First Lien Obligations, then Second Lien Agent will be granted a Lien on such Collateral and an additional guaranty securing or supporting the Second Lien Obligations, as the case may be, subject to Section 2.1.

2.11            Rights with Respect to Excess First Lien Obligations and Liens Securing Excess First Lien Obligations.  With respect to the Excess First Lien Obligations and Collateral (including Proceeds):

(a)
First Lien Claimholders will have rights and obligations (other than the obligations in respect to the Standstill Period) analogous to the rights and obligations Second Lien Claimholders have under this Agreement with respect to the Second Lien Obligations (other than the Excess Second Lien Obligations) and the Collateral (including Proceeds), and

(b)
Second Lien Claimholders will have, on account of the Second Lien Obligations (other than the Excess Second Lien Obligations) rights and obligations analogous to the rights and obligations First Lien Claimholders have under this Agreement with respect to the First Lien Obligations that are not in excess of the First Lien Cap, and the Collateral (including Proceeds).

2.12            Limited Payment Subordination.   If a default or event of default exists under Section 8.01(a)(ii) of the First Lien Credit Agreement due to the Borrower's failure to pay interest on the First Lien Obligations, then the Borrower agrees (and the Second Lien Agent acknowledges) that, so long as no Insolvency Proceeding has commenced, the Borrower shall not (a) make any payment of current interest under the Second Lien Loan Documents unless concurrently with or prior to such interest payment, the Borrower pays all current interest that is then due and owing under the First Lien Credit Agreement (which, for the avoidance of doubt, does not include past-due interest under the First Lien Credit Agreement) or (b) make any payment of past-due interest under the Second Lien Loan Documents unless concurrently with or prior to such interest payment, the Borrower pays all past-due interest that is then due and owing under the First Lien Credit Agreement.

Section 3.	Modification of Obligations.
3.1            Permitted Modifications.  Except as otherwise expressly provided in this Section 3:

(a)
the First Lien Obligations may be modified in accordance with their terms, and their aggregate amount increased or Refinanced, without notice to or consent by any Second Lien Claimholder, provided that the holders of any Refinancing Indebtedness (or their agent) bind themselves in a writing addressed to Second Lien Claimholders to the terms of this Agreement, and

(b)
the Second Lien Obligations may be modified in accordance with their terms, and their aggregate amount increased or Refinanced, without notice to or consent by any First Lien Claimholder, provided that the holders of any Refinancing Indebtedness (or their agent) bind themselves in a writing addressed to First Lien Claimholders to the terms of this Agreement;

provided, however, that, no such modification may alter or otherwise affect Section 2.1 or Section 2.8 hereof.

3.2            Modifications Requiring Consent.  Notwithstanding Section 3.1 and except as otherwise permitted as DIP Financing provided by the First Lien Lenders and deemed consented to by the Second Lien Lenders pursuant to Section 7.1, the consent of Second Lien Agent shall be required for any modification to or Refinancing of the First Lien Obligations, and the consent of First Lien Agent shall be required for any modification to or Refinancing of the Second Lien Obligations, that:

(a)
increases the aggregate principal amount of loans, letters of credit, bankers acceptances, bonds, debentures, notes, or similar instruments or other similar extensions of credit (but excluding obligations under Secured Hedge Agreements or Secured Cash Management Agreements) or commitments therefor beyond the First Lien Cap or Second Lien Cap, as applicable:

(b)
increases the interest rate or yield, including by increasing the "applicable margin" or similar component of the interest rate or by modifying the method of computing interest, or a letter of credit, commitment, facility, utilization, or similar fee so that the combined interest rate and fees are increased by more than 2.00% per annum in the aggregate, but excluding increases resulting from:

(1)	increases in an underlying reference rate not caused by a modification or Refinancing of such Obligations,
(2)
accrual of interest at the "default rate" defined in the First Lien Loan Documents or Second Lien Loan Documents, as applicable, in each case, at the date hereof or, for a Refinancing, a rate that corresponds to the default rate, or

(3)	application of a pricing grid set forth in the First Lien Loan Documents or Second Lien Loan Documents, as applicable, in each case, as such pricing grids are in effect on the date hereof;
(c)
for the First Lien Obligations, extends a scheduled amortization payment or the scheduled final maturity date of the First Lien Credit Agreement or a Refinancing beyond the scheduled final maturity date of the Second Lien Credit Agreement or Refinancing;

(d)
for the First Lien Obligations, modifies a covenant, default or event of default that directly restricts one or more Grantors from making payments under the Second Lien Loan Documents that would otherwise be permitted under the First Lien Loan Documents as in effect on the date hereof;

(e)
for the Second Lien Obligations, modifies covenants, defaults, or events of default to make them materially more restrictive as to any Grantor, except for modifications to match changes made to the First Lien Obligations so as to preserve, on substantially similar economic terms, any differential that exists on the date hereof between the covenants, defaults, or events of default in the First Lien Loan Documents and the covenants, defaults, or events of default in the Second Lien Loan Documents;

(f)	for the Second Lien Obligations, accelerates any date upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity;
(g)
changes a prepayment, redemption, or defeasance provision so as to require a new payment or accelerate an existing payment Obligation (provided that the foregoing shall not prohibit acceleration of the First Lien Obligations or Second Lien Obligations upon the occurrence of an event of default);

(h)
for the First Lien Obligations, any modification or amendment that would subordinate the Liens securing the First Lien Obligations to any other Indebtedness of the Borrower or any of its Subsidiaries; or

(i)	for the Second Lien Obligations:
(1)	changes a term that would result in a default under the First Lien Credit Agreement, or
(2)	confers additional rights on a Second Lien Claimholder in a manner materially adverse to a First Lien Claimholder.
3.3            Parallel Modifications to Second Lien Obligations.  Subject to Section 3.2, if a First Lien Claimholder and a Grantor modify a First Lien Collateral Document, the modification will apply automatically to any comparable provision of a Second Lien Collateral Document in which the Grantor grants a Lien on the same Collateral, without the consent of any Second Lien Claimholder and without any action by Second Lien Agent or any Grantor, provided that no such modification will:

(a)
remove or release Second Lien Collateral, except to the extent that (1) the release is permitted or required by Section 7.1 or permitted by the Second Lien Loan Documents as in effect on the date hereof, and (2) there is a corresponding release of First Lien Collateral,

(b)	impose duties on Second Lien Agent without its consent, or
(c)	permit other Liens on the Collateral not permitted under the terms of the Second Lien Loan Documents or Section 7 of this Agreement.
3.4            Notice of Modifications.  First Lien Agent will notify Second Lien Agent, and Second Lien Agent will notify First Lien Agent, of each modification to the First Lien Obligations or Second Lien Obligations, respectively, within ten Business Days after the modification's effective date and, if requested by the notified Agent, promptly provide copies of any documents executed and delivered in connection with the modification.  Notice and copies will not be required to the extent Borrower or another Grantor has provided the same to the First Lien Agent or Second Lien Agent, as applicable.

Section 4.	Enforcement.
4.1            Who May Exercise Remedies.

(a)	Subject to subsections (b) and (c) below, until the Discharge of First Lien Obligations up to the First Lien Cap, First Lien Claimholders will have the exclusive right to:
(1)	commence and maintain an Enforcement Action (including the rights to set off or credit bid their debt),
(2)	subject to Section 2.10, make determinations regarding the release or disposition of, or restrictions with respect to, the Collateral, and
(3)
otherwise enforce the rights and remedies of a secured creditor under the U.C.C. and the Bankruptcy Laws of any applicable jurisdiction, so long as any Proceeds received by First Lien Agent and other First Lien Claimholders in the aggregate in excess of those necessary to achieve Discharge of First Lien Obligations up to the First Lien Cap are distributed in accordance with Section 5.1, except as otherwise required pursuant to the U.C.C. or other applicable law, subject to the relative priorities described in Section 2.1.

(b)	Notwithstanding the preceding Section 4.1(a), Second Lien Claimholders may commence an Enforcement Action or exercise rights with respect to a Lien securing a Second Lien Obligation if:
(1)
one hundred fifty (150) days have elapsed since Second Lien Agent notified First Lien Agent that an event of default has occurred and is continuing under the Second Lien Loan Documents (the "Standstill Period"),

(2)
First Lien Claimholders are not then diligently pursuing an Enforcement Action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise,

(3)	such event of default under the Second Lien Loan Documents has not been waived,
(4)	the applicable Grantor is not then a debtor in an Insolvency Proceeding, and
(5)	the Second Lien Agent gives the First Lien Agent thirty days prior written notice of its intention to take such Enforcement Action;
provided, however, that if the Second Lien Agent gives the First Lien Agent the notice described in clause (5) above within thirty days of the end of the Standstill Period, the Standstill Period shall be extended until the last day of the thirty day period referred to in such clause (5).
(c)	Notwithstanding Section 4.1(a), a Second Lien Claimholder may:

(1)
file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), and make other filings, arguments, and motions, with respect to the Second Lien Obligations and the Collateral in any Insolvency Proceeding commenced by or against any Grantor, in each case in accordance with this Agreement,

(2)
take action to create, perfect, preserve, or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Collateral securing the First Lien Obligations or First Lien Claimholders' rights to exercise remedies,

(3)	file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of a Second Lien Obligation or a Lien securing the Second Lien Obligation,
(4)
bid for or purchase Collateral at any public, private, or judicial foreclosure upon such Collateral initiated by any First Lien Claimholder, or any sale of Collateral during an Insolvency Proceeding; provided that such bid may not include a "credit bid" in respect of any Second Lien Obligations unless the proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations up to the First Lien Cap; and

(5)	accelerate the Second Lien Obligations.
(d)
Except as otherwise expressly set forth in this Section 4.1, Section 2.8(b) and Section 4.2(c), Second Lien Claimholders may exercise any rights and remedies that could be exercised by an unsecured creditor, provided that any judgment Lien obtained by a Second Lien Claimholder as a result of such exercise of rights will be included in the Second Lien Collateral and be subject to this Agreement for all purposes (including in relation to the First Lien Obligations).

4.2            Manner of Exercise.

(a)	A First Lien Claimholder may take any Enforcement Action:
(1)	in any manner in its sole discretion in compliance with applicable law,
(2)	without consultation with or the consent of any Second Lien Claimholder,
(3)	regardless of whether an Insolvency Proceeding has been commenced,
(4)	regardless of any provision of any Second Lien Loan Document (other than this Agreement), and

(5)	regardless of whether such exercise is adverse to the interest of any Second Lien Claimholder.
(b)	The rights of a First Lien Claimholder to enforce any provision of this Agreement or any First Lien Loan Document will not be prejudiced or impaired by:
(1)	any act or failure to act of any Grantor, any other First Lien Claimholder, or
(2)
noncompliance by any Person other than such First Lien Claimholder with any provision of this Agreement, any First Lien Loan Document, or any Second Lien Loan Document, regardless of any knowledge thereof that any First Lien Claimholder may have or otherwise be charged with.

(c)
No Second Lien Claimholder will contest, protest, object to, or take any action to hinder, and each waives any and all claims with respect to, any Enforcement Action by a First Lien Claimholder in compliance with this Agreement and applicable law.

4.3            Specific Performance.  First Lien Agent and Second Lien Agent may each demand specific performance of this Agreement, and each waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action brought by a Second Lien Claimholder or a First Lien Claimholder, respectively.

4.4            Notice of Exercise.  First Lien Agent and Second Lien Agent will each provide reasonable prior notice to the other of initiation of any material Enforcement Action.

Section 5.	Payments.
5.1            Application of Proceeds.  Until the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, and regardless of whether an Insolvency Proceeding has been commenced, except as expressly provided in the First Lien Loan Documents, Collateral or Proceeds received in connection with an Enforcement Action or subject to Section 7.7 or received in connection with any Insolvency Proceeding involving a Grantor will be applied:

(a)
first, to the payment in full or cash collateralization (in an amount and manner reasonably satisfactory to First Lien Agent, but in no event greater than 105% of the aggregate undrawn face amount of all Letters of Credit) of all First Lien Obligations that are not Excess First Lien Obligations; provided, that for the avoidance of doubt, such payment shall be accompanied by a permanent commitment reduction of the First Lien Obligations,

(b)	second, to the payment in full of the Second Lien Obligations that are not Excess Second Lien Obligations,
(c)
third, to the payment in full or cash collateralization (in an amount and manner reasonably satisfactory to First Lien Agent, but in no event greater than 105% of the aggregate undrawn face amount of all Letters of Credit) of any Excess First Lien Obligations,

(d)	fourth, to the payment in full of any Excess Second Lien Obligations, and
(e)	fifth, to the applicable Grantor or as otherwise required by applicable law, in each case as specified in the First Lien Documents or the Second Lien Documents, or as otherwise determined by the First Lien Claimholders or the Second Lien Claimholders, as applicable.
5.2            Insurance.  First Lien Agent and Second Lien Agent will be named as additional insureds and/or loss payees, as applicable, under any insurance policies maintained by any Grantor as and to the extent required by the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable.  Until the Discharge of First Lien Obligations up to the First Lien Cap, and subject to the rights of the Grantors under the First Lien Loan Documents,

(a)
First Lien Agent will have the exclusive right to adjust settlement for any losses covered by an insurance policy covering the Collateral, and to approve an award granted in a condemnation or similar proceeding (or a deed in lieu of condemnation) affecting the Collateral, and

(b)
all Proceeds of such policy, award, or deed will be applied in the order provided in Section 5.1 and thereafter, if no Second Lien Obligations are outstanding, to the payment to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct.

5.3            Payment Turnover.  (i) Until the Discharge of First Lien Obligations up to the First Lien Cap or (ii) if only Excess First Lien Obligations and Excess Second Lien Obligations are outstanding, whether or not an Insolvency Proceeding has commenced, except as expressly provided in the First Lien Credit Agreement, any payment of the Second Lien Obligations received on account of the Collateral  or Proceeds thereof (including insurance proceeds or property or Proceeds subject to Liens referred to in Section 2.5(c)) received by a Second Lien Claimholder in connection with an Enforcement Action or, subject to Section 7.7, received in connection with any Insolvency Proceeding, will be:

(a)	segregated and held in trust, and
(b)
promptly paid over to First Lien Agent in the form received for application in accordance with Section 5.1, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  First Lien Agent is authorized to make such endorsements as agent for the applicable Second Lien Claimholder.  This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

5.4            Refinancing After Discharge of First Lien Obligations.  If, after or contemporaneously with the Discharge of First Lien Obligations, Borrower issues or incurs Refinancing of the First Lien Obligations that is permitted to be incurred under the Second Lien Loan Documents, then the First Lien Obligations will automatically be deemed not to have been discharged for all purposes of this Agreement (except for actions taken as a result of the initial Discharge of First Lien Obligations).  Upon Second Lien Agent's receipt of a notice stating that Borrower has entered into a new First Lien Loan Document and identifying the new First Lien Agent (the "New Agent"):

(a)
the Obligations under such Refinancing indebtedness will automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein,

(b)	the New Agent under such new First Lien Loan Documents will be First Lien Agent for all purposes of this Agreement,
(c)	Second Lien Agent will promptly:
(1)
enter into such documents and agreements (including amendments or supplements to this Agreement) as Borrower or the New Agent reasonably requests to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and

(2)	deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral), and
(d)	the New Agent will promptly agree in a writing addressed to Second Lien Agent to be bound by the terms of this Agreement.

If any Obligations under the new First Lien Loan Documents are secured by Collateral that does not also secure the Second Lien Obligations, then the Grantors will cause the Second Lien Obligations to be secured at such time by a second priority Lien on such Collateral to the same extent provided in the First Lien Collateral Documents and this Agreement.
Section 6.	Purchase of First Lien Obligations by Second Lien Claimholders.
6.1            Purchase Right.  If from time to time or at any time there is:

(a)	an acceleration of the First Lien Obligations in accordance with the First Lien Credit Agreement,
(b)	a payment default under the First Lien Credit Agreement that is not cured, or waived by First Lien Claimholders, within fifteen (15) days of its occurrence,
(c)	the commencement of any Enforcement Action by a First Lien Claimholder,
(d)	the sum of (x) the aggregate principal amount of the First Lien Obligations and (y) the unused commitments under the First Lien Credit Agreement is equal to or less than $12,500,000, or
(e)	the commencement of an Insolvency Proceeding (each a "Purchase Event"), then Second Lien Claimholders may purchase all, but not less than all, of the First Lien Obligations (other than Obligations owing pursuant to the Secured Hedge Agreements and Secured Cash Management Agreements) (the "Purchase Obligations").  Such purchase will:
(a)	include all principal of, and all accrued and unpaid interest, fees, and expenses in respect of, all First Lien Obligations outstanding at the time of purchase,
(b)	be made pursuant to an Assignment Agreement, whereby Second Lien Claimholders will assume all funding commitments and Obligations of First Lien Claimholders under the First Lien Loan Documents, and
(c)
otherwise be subject to the terms and conditions of this Section 6.  Each First Lien Claimholder will retain all rights to indemnification provided in the relevant First Lien Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 6.

6.2            Purchase Notice.

(a)	Second Lien Claimholders desiring to purchase all of the Purchase Obligations (the "Purchasing Creditors") will deliver notice (a "Purchase Notice") to First Lien Agent that:
(1)	is signed by the Purchasing Creditors,
(2)	states that it is a Purchase Notice under this Section 6,

(3)
states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this Section 6, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors,

(4)	represents and warrants that the Purchase Notice is in conformity with the Second Lien Loan Documents and any other binding agreement among Second Lien Claimholders, and
(5)
designates a date (the "Purchase Date") on which the purchase will occur, that is (x) at least five but not more than fifteen Business Days after First Lien Agent's receipt of the Purchase Notice, and (y) not more than sixty days after the Purchase Event.

A Purchase Notice will be ineffective if it is received by First Lien Agent after the occurrence giving rise to the Purchase Event is waived, cured, or otherwise ceases to exist.
(b)
Upon First Lien Agent's receipt of an effective Purchase Notice conforming to this Section 6.2, the Purchasing Creditors will be irrevocably obligated to purchase, and the First Lien Creditors will be irrevocably obligated to sell, the First Lien Obligations in accordance with and subject to this Section 6.

6.3            Purchase Price.  The purchase price for the Purchase Obligations (the "Purchase Price") will equal the sum of:

(a)
the principal amount of all loans, advances, or similar extensions of credit included in the Purchase Obligations (including unreimbursed amounts drawn on Letters of Credit, but excluding the undrawn amount of outstanding Letters of Credit), and all accrued and unpaid interest thereon through the Purchase Date (which, for the avoidance of doubt, shall not include any acceleration prepayment penalties or premiums),

(b)
cash collateral in an amount equal to 105% of the aggregate undrawn amount of all then outstanding Letters of Credit and the aggregate facing and similar fees that will accrue thereon through the stated maturity of the Letters of Credit (assuming no drawings thereon before stated maturity), and

(c)	all accrued and unpaid fees, expenses, breakage costs, indemnities, and other amounts owed to the First Lien Creditors under the First Lien Loan Documents on the Purchase Date.
6.4            Purchase Closing.  On the Purchase Date:

(a)	the Purchasing Creditors and First Lien Agent will execute and deliver the Assignment Agreement,
(b)	the Purchasing Creditors will pay the Purchase Price to First Lien Agent by wire transfer of immediately available funds, and
(c)
Second Lien Agent will execute and deliver to First Lien Agent a waiver of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 6.

6.5            Obligations under Secured Hedge Agreements and Secured Cash Management Agreements.  The Second Lien Agent agrees that from and after the Purchase Date, any amendment, waiver or other modification of the First Lien Loan Documents that would cause the Obligations under any Secured Hedge Agreement and/or Secured Cash Management Agreement existing on the Purchase Date not to be secured by the Collateral securing the other First Lien Obligations shall require the consent of each holder of such Obligations.

6.6            Actions After Purchase Closing.

(a)
Promptly after the closing of the purchase of all Purchase Obligations, First Lien Agent will distribute the Purchase Price to First Lien Claimholders in accordance with the terms hereof and the First Lien Loan Documents.

(b)
After the closing of the purchase of all Purchase Obligations, the Purchasing Creditors may request that First Lien Agent promptly resign as administrative agent and, if applicable, collateral agent under the First Lien Loan Documents, and First Lien Agent will promptly resign if so requested in accordance with the First Lien Loan Documents.  Upon such resignation, a new administrative agent and, if applicable, a new collateral agent will be elected or appointed in accordance with the First Lien Loan Documents.

(c)
First Lien Agent will apply cash collateral to reimburse Letter of Credit issuers for drawings under Letters of Credit, any customary fees charged by the issuer in connection with such draws, and facing or similar fees.  After giving effect to each such payment, any remaining cash collateral that exceeds 105% of the sum of the aggregate undrawn amount of all then outstanding Letters of Credit and the aggregate facing and similar fees that will accrue thereon through the stated maturity of such Letters of Credit (assuming no drawings thereon before stated maturity) will be returned to the Purchasing Creditors (as their interests appear).  When all Letters of Credit have been cancelled with the consent of the beneficiary thereof, expired, or been fully drawn, and after all payments from the account described above have been made, any remaining cash collateral will be returned to the Purchasing Creditors, as their interests appear.

(d)
If for any reason other than the gross negligence, bad faith or willful misconduct of First Lien Agent, the cash collateral is less than the amount owing with respect to a Letter of Credit described in the preceding subsection (c), then the Purchasing Creditors will, in proportion to their interests, promptly reimburse First Lien Agent (who will then pay the applicable issuing bank) the amount of the deficiency.

(e)
After the closing of the purchase of all Purchase Obligations, the First Lien Agent (or the resigning First Lien Agent) shall take such additional actions and execute such documents as the Purchasing Creditor may reasonably request in order to effect the provisions set forth in this Section 6.

6.7            No Recourse or Warranties; Defaulting Creditors.

(a)
First Lien Claimholders will be entitled to rely on the statements, representations, and warranties in the Purchase Notice without investigation, even if First Lien Claimholders are notified that any such statement, representation, or warranty is not or may not be true.

(b)
The purchase and sale of the First Lien Obligations under this Section 6 will be without recourse and without representation or warranty of any kind by First Lien Claimholders, except that First Lien Claimholders represent and warrant that on the Purchase Date, immediately before giving effect to the purchase,

(1)
First Lien Claimholders own the First Lien Obligations free and clear of any Liens (other than participation interests not prohibited by the First Lien Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Purchasing Creditors do not pay amounts represented by participation interests),

(2)
each First Lien Claimholder is duly organized and has the full right and power to assign its First Lien Obligations and such assignment has been duly authorized by all necessary corporate action by such First Lien Claimholder, and

(3)	the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses and other amounts thereof, are as stated in the Assignment Agreement.
(c)
The obligations of First Lien Claimholders to sell their respective Purchase Obligations under this Section 6 are several and not joint and several.  If a First Lien Claimholder (a "Defaulting Creditor") breaches its obligation to sell its Purchase Obligations under this Section 6, no other First Lien Claimholder will be obligated to purchase the Defaulting Creditor's Purchase Obligations for resale to the holders of Second Lien Obligations.  A First Lien Claimholder that complies with this Section 6 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor, provided that nothing in this subsection (c) will require the Purchasing Creditors to purchase less than all of the Purchase Obligations.

(d)
Borrower irrevocably consents, and will use its best efforts to obtain any necessary consent of each other Grantor, to any assignment effected to one or more Purchasing Creditors pursuant to this Section 6.

Section 7.	Insolvency Proceedings.
7.1            Payments, Use of Cash Collateral and DIP Financing.

(a)	Second Lien Agent, as holder of a Lien on the Collateral, will not contest, protest, or object to, and each Second Lien Claimholder will be deemed to have consented to:
(1)	any use, sale, or lease of "cash collateral" (as defined in section 363(a) of the Bankruptcy Code) consented to by the First Lien Agent in writing, and
(2)	Borrower or any other Grantor obtaining DIP Financing if First Lien Agent consents in writing to such use, sale or lease, or DIP Financing, provided that, in each case:
(A)	Second Lien Agent otherwise retains its Lien on the Collateral,
(B)	any Second Lien Claimholder may seek adequate protection as permitted by Section 7.4,

(C)
any Second Lien Claimholder may object to the amount of any DIP Financing if, after taking into account the principal amount of such DIP Financing (after giving effect to any Refinancing or "roll-up" of First Lien Obligations) on any date, the sum of the then outstanding principal amount of any First Lien Obligations under the First Lien Credit Agreement (including the undrawn amount of all Letters of Credit) and the then outstanding principal amount of any DIP Financing (including the unfunded commitments under such DIP Financing) would exceed the First Lien Cap,

(D)	in the case of a DIP Financing, the Liens securing such DIP Financing are pari passu with, or superior in priority to, the Liens securing the First Lien Obligations, and
(E)	such DIP Financing does not require any sales of assets and does not purport to be a plan of reorganization.
(b)
Any customary "carve-out" or other similar administrative priority expense or claim consented to in writing by First Lien Agent to be paid prior to the Discharge of First Lien Obligations up to the First Lien Cap will be deemed for purposes of Section 7.1(a):

(1)	to be a use of cash collateral, and
(2)	not to be a principal amount of DIP Financing at the time of such consent.
(c)
Nothing set forth in this Agreement shall restrict the Second Lien Claimholders from proposing a DIP Financing, or the First Lien Claimholders from objecting thereto on any grounds; provided, however if any Second Lien Claimholder proposes a DIP Financing, such proposed DIP Financing must:

(1)	not include a Refinancing or "roll-up" of Second Lien Obligations;
(2)
the principal amount of such DIP Financing (including the unfunded commitments under such DIP Financing) plus the then outstanding principal amount of any Second Lien Obligations shall not exceed the Second Lien Cap;

(3)
not permit or require any proceeds of such DIP Financing to be used to make any principal, interest, premium or make-whole payments with respect to pre-petition or post-petition Second Lien Obligations (other than adequate protection payments (including post-petition interest)); and

(4)
provide for adequate protection payments to be made to the First Lien Claimholders in cash in a minimum amount equal to pre-petition interest payments on the First Lien Obligations, as well as in the form of replacement liens on the Collateral;

provided, further, that if the Second Lien Claimholders intend to provide a DIP Financing, such Second Lien Claimholders (A) will give the First Lien Agent written notice of the final terms of such proposed DIP Financing at least 5 Business Days prior to the intended petition date and (B) agree to withdraw their proposal to provide such DIP Financing if the First Lien Claimholders agree to provide such DIP Financing on substantially similar economic and other material terms prior to the end of such 5 Business Day period (a "Matching DIP").  In furtherance of the foregoing, (i) a Matching DIP shall not require the First Lien Claimholders to include the items (or similar items) described in clauses (c)(1) – (4) above, and (ii) the First Lien Claimholders shall be entitled to provide a Matching DIP in the same amount (and with the same priority) as the DIP Financing proposed by the Second Lien Claimholders even though the amount of such DIP Financing would cause the First Lien Cap to be exceeded (and for avoidance of doubt, the First Lien Cap shall be increased by the amount of such excess), provided, however, that without the consent of the Second Lien Agent, the amount of such Matching DIP shall not exceed the amount of the DIP Financing proposed by such Second Lien Claimholders less the aggregate amount of any increases of the commitment under the First Lien Credit Agreement after the date hereof.
7.2            Sale of Collateral.  Second Lien Agent, as holder of a Lien on the Collateral and on behalf of the Second Lien Claimholders, will not contest, protest, or object, and will be deemed to have consented pursuant to section 363(f) of the Bankruptcy Code, to a Disposition of Collateral free and clear of its Liens or other interests under section 363 of the Bankruptcy Code if First Lien Agent consents in writing to the Disposition, provided that either (a) pursuant to court order, the Liens of Second Lien Claimholders attach to the net Proceeds of the Disposition with the same priority and validity as the Liens held by Second Lien Claimholders on such Collateral, and the Liens remain subject to the terms of this Agreement, or (b) (i) the net cash Proceeds of any Disposition under Section 363(b) of the Bankruptcy Code are permanently applied to the DIP Financing or to the First Lien Obligations or are set aside for a wind-down, liquidation or similar fund or (ii) the Proceeds of a Disposition of Collateral received by First Lien Agent in excess of those necessary to achieve the Discharge of First Lien Obligations, up to the First Lien Cap are distributed in accordance with the U.C.C. and applicable law.

Notwithstanding the preceding sentence, Second Lien Claimholders may object to any Disposition of Collateral that could be raised in an Insolvency Proceeding by unsecured creditors generally so long as not otherwise inconsistent with the terms of this Agreement.
7.3            Relief from the Automatic Stay.  Until the Discharge of First Lien Obligations up to the First Lien Cap, no Second Lien Claimholder may seek relief from the automatic stay or any other stay in an Insolvency Proceeding in respect of the Collateral without First Lien Agent's prior written consent or oppose any request by First Lien Agent for relief from such stay.

7.4            Adequate Protection.

(a)	No Second Lien Claimholder will contest, protest, or object to:
(1)	a request by a First Lien Claimholder for "adequate protection" under any Bankruptcy Law, or

(2)	an objection by a First Lien Claimholder to a motion, relief, action, or proceeding based on a First Lien Claimholder claiming a lack of adequate protection.
(b)	Notwithstanding the preceding Section 7.4(a), in an Insolvency Proceeding:
(1)	Except as permitted in this Section 7.4, no Second Lien Claimholders may seek or request adequate protection or relief from the automatic stay imposed by section 362 of the Bankruptcy Code.
(2)
If a First Lien Claimholder is granted adequate protection in the form of additional or replacement Collateral, then Second Lien Agent may seek or request adequate protection in the form of a Lien on such additional or replacement Collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and any DIP Financing (and all related Obligations) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing First Lien Obligations under this Agreement.

(3)
Any claim by a Second Lien Claimholder under section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of First Lien Claimholders under section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds of Collateral, provided that, subject to Section 7.7, Second Lien Claimholders will be deemed to have agreed pursuant to section 1129(a)(9) of the Bankruptcy Code that such section 507(b) claims may be paid under a plan of reorganization in any form having a value on the effective date of such plan equal to the allowed amount of such claims.

(4)
So long as First Lien Agent is receiving payment in cash of all Post-Petition Claims, Second Lien Agent may seek and, subject to the terms hereof, retain payments of Post-Petition Claims consisting of interest at the non-default rate under the Second Lien Loan Documents ("Second Lien Post-Petition Payments").

7.5            First Lien Objections to Second Lien Actions.  Subject to Section 4.1 and except with respect to actions expressly contemplated or permitted to be taken by this Agreement, nothing in this Section 7 limits a First Lien Claimholder from objecting in an Insolvency Proceeding or otherwise to any action taken by a Second Lien Claimholder, including the Second Lien Claimholder's seeking adequate protection or asserting any of its rights and remedies under the Second Lien Loan Documents or otherwise.

7.6            Avoidance; Reinstatement of Obligations.  If a First Lien Claimholder or a Second Lien Claimholder receives payment or property on account of a First Lien Obligation or Second Lien Obligation, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or the estate of Borrower or other Grantor (a "Recovery"), then, to the extent of the Recovery, the First Lien Obligations or Second Lien Obligations intended to have been satisfied by the payment will be reinstated as First Lien Obligations or Second Lien Obligations, as applicable, on the date of the Recovery, and no Discharge of First Lien Obligations or Discharge of Second Lien Obligations, as applicable, will be deemed to have occurred for all purposes hereunder.  If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from the date of reinstatement.  Upon any such reinstatement of First Lien Obligations, each Second Lien Claimholder will deliver to First Lien Agent any Collateral or Proceeds thereof received between the Discharge of First Lien Obligations and their reinstatement in accordance with Section 5.3. No Second Lien Claimholder may benefit from a Recovery, and any distribution made to a Second Lien Claimholder as a result of a Recovery will be paid over to First Lien Agent for application to the First Lien Obligations in accordance with Section 5.1.

7.7            Reorganization Securities.  Nothing in this Agreement prohibits or limits the right of a Second Lien Claimholder to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, provided that if, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the First Lien Obligations and the Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations (other than with respect to such debt obligations that are secured on a pari passu basis pursuant to such plan of reorganization or similar dispositive restructuring plan).

7.8            Post-Petition Claims.

(a)
No Second Lien Claimholder may oppose or seek to challenge any claim by a First Lien Claimholder for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Claims.

(b)	No First Lien Claimholder may oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Claimholder for allowance of Second Lien Obligations consisting of Post-Petition Claims.
7.9            Waivers.  Second Lien Agent (on behalf of itself and the other Second Lien Claimholders) hereby waives:

(a)
any claim it may hereafter have against any First Lien Claimholder arising out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in an Insolvency Proceeding, so long as such actions are not in express contravention of the terms of this Agreement,

(b)
any right to assert or enforce any claim under section 506(c) or 552 of the Bankruptcy Code as against First Lien Claimholders or any of the Collateral to the extent securing the First Lien Obligations, and

(c)
solely in its capacity as a holder of a Lien on Collateral, any claim or cause of action that any Grantor may have against any First Lien Claimholder, except to the extent arising from a breach by such First Lien Claimholder of the provisions of this Agreement.

7.10            Separate Grants of Security and Separate Classification.  The grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants.  Because of, among other things, their differing rights in the Collateral, the Second Lien Obligations, to the extent deemed to be "secured claims" within the meaning of section 506(b) of the Bankruptcy Code, are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization in an Insolvency Proceeding.  Second Lien Claimholders will not seek in an Insolvency Proceeding to be treated as part of the same class of creditors as First Lien Claimholders and will not oppose or contest any pleading by First Lien Claimholders seeking separate classification of their respective secured claims.

7.11            Effectiveness in Insolvency Proceedings.  The Parties acknowledge that this Agreement is a "subordination agreement" under section 510(a) of the Bankruptcy Code, which will be effective before, during, and after the commencement of an Insolvency Proceeding.  All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency Proceeding.

Section 8.	Miscellaneous.
8.1            Conflicts.  If this Agreement conflicts with the First Lien Loan Documents or the Second Lien Loan Documents, this Agreement will control.

8.2            No waivers; Remedies Cumulative; Integration.  A Party's failure or delay in exercising a right under this Agreement will not waive the right, nor will a Party's single or partial exercise of a right preclude it from any other or further exercise of that or any other right.  The rights and remedies provided in this Agreement will be cumulative and not exclusive of other rights or remedies provided by law.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, oral or written, relating to its subject matter.

8.3            Effectiveness; Severability; Termination.  This Agreement will become effective when executed and delivered by the Parties.  Each First Lien Claimholder and each Second Lien Claimholder waives any right it may have under applicable law to revoke this Agreement or any provision thereunder or consent by it thereto.  This Agreement will survive, and continue in full force and effect, in any Insolvency Proceeding.  If a provision of this Agreement is prohibited or unenforceable in a jurisdiction, the prohibition or unenforceability will not invalidate the remaining provisions hereof, or invalidate or render unenforceable that provision in any other jurisdiction.

Subject to Sections 2.6(d), 2.6(g), 5.1, 5.4, 7.5, and 7.6, this Agreement will terminate and be of no further force and effect:
(a)	for First Lien Claimholders, upon the Discharge of First Lien Obligations, and
(b)	for Second Lien Claimholders, upon the Discharge of Second Lien Obligations.
8.4            Modifications of this Agreement.  A modification or waiver of any provision of this Agreement will only be effective if in writing signed on behalf of each Party or its authorized agent, and a waiver will be a waiver only for the specific instance involved and will not impair the rights of the Parties making the waiver or the obligations of the other Parties to such Party in any other respect or at any other time.  Notwithstanding the foregoing, neither Borrower nor any Subsidiary Guarantor will have a right to consent to or approve a modification of this Agreement except to the extent its rights are directly affected.

8.5            Information Concerning Financial Condition of Borrower and its Subsidiaries.  The First Lien Claimholders and Second Lien Claimholders will each be responsible for keeping themselves informed of:

(a)	the financial condition of the Grantors, and
(b)	all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations.
No First Lien Claimholder will have any duty to advise any Second Lien Claimholder, and no Second Lien Claimholder will have any duty to advise any first Lien Claimholder, of information known to it regarding any such condition or circumstances or otherwise.
If a First Lien Claimholder provides any such information to a Second Lien Claimholder, or a Second Lien Claimholder provides any such information to any First Lien Claimholder, the First Lien Claimholder, or Second Lien Claimholder, respectively, will have no obligation to:
(a)	make, and it does not make, any express or implied representation or warranty, including as to accuracy, completeness, truthfulness, or validity,
(b)	provide additional information on that or any subsequent occasion,
(c)	undertake any investigation, or
(d)	disclose information that, pursuant to applicable law or accepted or reasonable commercial finance practices, it desires or is required to maintain as confidential.

8.6            No Reliance.

(a)
First Lien Agent acknowledges that it and each other First Lien Claimholder has, independently and without reliance on any Second Lien Claimholder, and based on documents and information the First Lien Claimholder deemed appropriate, made its own credit analysis and decision to enter into the First Lien Loan Documents and this Agreement, and will continue to make its own credit decisions in taking or not taking any action under the First Lien Loan Documents or this Agreement.

(b)
Second Lien Agent acknowledges that it and each other Second Lien Claimholder has, independently and without reliance on any First Lien Claimholder, and based on documents and information the Second Lien Claimholder deemed appropriate, made its own credit analysis and decision to enter into the Second Lien Loan Documents and this Agreement, and will continue to make its own credit decisions in taking or not taking any action under the Second Lien Loan Documents or this Agreement.

8.7            No Warranties; Independent Action.

(a)	Except as otherwise expressly provided herein:
(1)
no Second Lien Claimholder has made any express or implied representation or warranty to any First Lien Claimholder, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any Second Lien Loan Document, the ownership of any Collateral, or the perfection or priority of any Liens thereon, and

(2)
each Second Lien Claimholder may manage and supervise its loans and extensions of credit under the Second Lien Loan Documents in accordance with applicable law and as it may otherwise, in its sole discretion, deem appropriate.

(b)	Except as otherwise expressly provided herein:
(1)
no First Lien Claimholder has made any express or implied representation or warranty to any Second Lien Claimholder, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any First Lien Loan Document, the ownership of any Collateral, or the perfection or priority of any Liens thereon, and

(2)
each First Lien Claimholder may manage and supervise its loans and extensions of credit under the First Lien Loan Documents in accordance with law and as it may otherwise, in its sole discretion, deem appropriate.

No Second Lien Claimholder will have any duty to any First Lien Claimholder, and no First Lien Claimholder will have any duty to any Second Lien Claimholder, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Borrower or any other Grantor (including the First Lien Loan Documents and the Second Lien Loan Documents), regardless of any knowledge thereof that it may have or be charged with.

8.8            Subrogation.  If a Second Lien Claimholder pays or distributes cash, property, or other assets to a First Lien Claimholder under this Agreement, the Second Lien Claimholder will be subrogated to the rights of the First Lien Claimholder with respect to the value of the payment or distribution, provided that the Second Lien Claimholder waives such right of subrogation until the Discharge of First Lien Obligations up to the First Lien Cap.  Such payment or distribution will not reduce the Second Lien Obligations.

8.9            Applicable Law; Jurisdiction; Service.  This Agreement, and any claim or controversy relating to the subject matter hereof, will be governed by the law of the State of New York.  All judicial proceedings brought against a Party arising out of or relating hereto may be brought in any of the courts of the State of New York sitting in New York City and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.  Each Party irrevocably:

(a)	accepts generally and unconditionally the nonexclusive personal jurisdiction and venue of such courts,
(b)	waives any defense of forum nonconveniens, and
(c)
agrees that service of process in such proceeding may be made by registered or certified mail, return receipt requested, to the Party at its address provided in accordance with Section 8.11, and that such service will confer personal jurisdiction over the Party in such proceeding and otherwise constitutes effective and binding service in every respect.

8.10            Waiver of Jury Trial.  EACH PARTY WAIVES ITS RIGHT TO JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER.  THE SCOPE OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.10 AND EXECUTED BY EACH OF THE PARTIES), AND WILL APPLY TO ANY SUBSEQUENT MODIFICATION HEREOF.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.11            Notices.

(a)
Any notice to a First Lien Claimholder or a Second Lien Claimholder under this Agreement must also be given to First Lien Agent and Second Lien Agent, respectively.  Unless otherwise expressly provided herein, notices and consents must be in writing and will be deemed to have been given (i) when delivered in person or by courier service and signed for against receipt thereof, (ii) upon receipt of facsimile, and (iii) three Business Days after deposit in the United States mail with first-class postage prepaid and properly addressed.  For the purposes hereof, the address of each Party will be as set forth below the Party's name on the signature pages hereto, or at such other address as the Party may designate by notice to the other Parties.

(b)
Failure to give a notice or copies as required by Section 3.4 or Section 4.4 will not affect the effectiveness or validity of any modification or of this Agreement, or the effectiveness or validity of the exercise of remedies otherwise permitted hereunder and under applicable law, impose any liability on any First Lien Claimholder or Second Lien Claimholder, or waive any rights of any Party.

8.12            Further Assurances.  First Lien Agent, Second Lien Agent, Borrower and each Subsidiary Guarantor will each take such further action and will execute and deliver such additional documents and instruments (in recordable form, if requested) as First Lien Agent or Second Lien Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.13            Successors and Assigns.  This Agreement is binding upon and inures to the benefit of each First Lien Claimholder, each Second Lien Claimholder and their respective successors and permitted assigns.  However, no provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of Borrower or other Grantor, including where such estate or creditor representative is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency Proceeding.

If either First Lien Agent or Second Lien Agent resigns or is replaced pursuant to the First Lien Credit Agreement or Second Lien Credit Agreement, as applicable, its successor will be a party to this Agreement with all the rights, and subject to all the obligations, of this Agreement.  Notwithstanding any other provision of this Agreement, this Agreement may not be assigned to any Person except as expressly contemplated herein.
8.14            Authorization.  By its signature hereto, each Person signing this Agreement on behalf of a Party represents and warrants to the other Parties that it is duly authorized to execute this Agreement.

8.15            No Third-Party Beneficiaries.  No Person is a third-party beneficiary of this Agreement and no trustee in bankruptcy for, or bankruptcy estate of, or unsecured creditor of, any Grantor will have or acquire or be entitled to exercise any right of a First Lien Claimholder or Second Lien Claimholder under this Agreement, whether upon an avoidance or equitable subordination of a Lien of First Lien Claimholder or Second Lien Claimholder, or otherwise.  None of Borrower, any other Grantor, or any other creditor thereof has any rights hereunder, and neither Borrower nor any Grantor may rely on the terms hereof.  Nothing in this Agreement impairs the Obligations of Borrower and the other Grantors to pay principal, interest, fees, and other amounts as provided in the First Lien Loan Documents and the Second Lien Loan Documents.  Except to the extent expressly provided in this Agreement, no Person will have a right to notice of a modification to, or action taken under, this Agreement or any First Lien Collateral Document (including the release or impairment of any Collateral) other than as a lender under the First Lien Credit Agreement, and then only to the extent expressly provided in the First Lien Loan Documents.  Except to the extent expressly provided in this Agreement, no Person will have a right to notice of a modification to or action taken under, this Agreement or any Second Lien Collateral Document (including the release or impairment of any Collateral) other than as a lender under the Second Lien Credit Agreement, and then only to the extent expressly provided in the Second Lien Loan Documents.

8.16            No Indirect Actions.  Unless otherwise expressly stated, if a Party may not take an action under this Agreement, then it may not take that action indirectly, or assist or support any other Person in taking that action directly or indirectly.  "Taking an action indirectly" means taking an action that is not expressly prohibited for the Party but is intended to have substantially the same effects as the prohibited action.

8.17            Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or electronic facsimile or other electronic means will be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable, and each Party utilizing telecopy, electronic facsimile, or other electronic means for delivery will deliver a manually executed original counterpart to each other Party on request.

8.18            Original Grantors; Additional Grantors.  Borrower and each other Grantor on the date of this Agreement will constitute the original Grantors party hereto.  The original Grantors will cause each Subsidiary of Borrower that becomes a Subsidiary Guarantor after the date hereof to contemporaneously become a party hereto (as a Grantor) by executing and delivering a joinder agreement (in form and substance satisfactory to First Lien Agent) to First Lien Agent.  The Parties further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Subsidiary Guarantor at any time (and any security granted by any such Person) will be subject to the provisions hereof as fully as if it constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

FIRST LIEN AGENT:

BANK OF AMERICA, N.A.,
as First Lien Agent

By:/s/ Don B. Pinzon
Name: Don B. Pinzon
Title: Vice President
222 Broadway, 14th Floor NY3-222-14-03 New York, New York 10038 Telephone: (646) 556-3280 Facsimile: (212)901-7843

SECOND LIEN AGENT:

ABC FUNDING, LLC,
as Second Lien Agent

By: Summit Partners Credit Advisors, L.P. Its: Manager By: Summit Master Company, LLC Its: General Partner By: /s/ Todd Hearle
Name: Todd Hearle
Title: Authorized Signatory
222 Berkeley Street Boston, Massachusetts 02116 Attention: Todd D. Hearle Telephone: (617) 598-4801 Facsimile: (617) 598-4906 E-mail: THearle@summitpartners.com

Acknowledged and Agreed to by:

BORROWER:

CAL DIVE INTERNATIONAL, INC.

By: /s/ Brent D. Smith
Name: Brent D. Smith
Title: Chief Financial Officer and Treasurer
2500 CityWest Boulevard, Suite 2200 Houston, Texas 77042-3097 Attention: Brent D. Smith Telephone: (713) 361-2600 Facsimile: (713) 243-2798

THE OTHER GRANTORS:

CAL DIVE OFFSHORE CONTRACTORS,  INC., a Delaware corporation
AFFILIATED MARINE CONTRACTORS,  INC., a Delaware corporation
FLEET PIPELINE SERVICES, INC., a  Delaware corporation
GULF OFFSHORE CONSTRUCTION,  INC., a Delaware corporation
CDI RENEWABLES, LLC, a Delaware  limited liability company

By: /s/ Brent D. Smith
Name: Brent D. Smith
Title: Vice President and Chief Financial Officer

NOTICE ADDRESS FOR ALL OTHER GRANTORS: 2500 CityWest Boulevard, Suite 2200 Houston, Texas 77042-3097 Attention: Brent D. Smith Telephone: (713) 361-2600 Facsimile: (713) 243-2798